Exhibit 99.2
Targa Resources Partners LP Announces Offer to Exchange
Outstanding 11 1/4% Senior Notes due 2017 for New Notes and Cash
HOUSTON, January 19, 2010 — Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NYSE: NGLS) and its subsidiary Targa Resources Partners Finance Corporation (collectively, the “Issuers”) announced today the commencement of a private exchange offer (the “Exchange Offer”) to certain Eligible Holders (as defined below) in respect of any and all outstanding 11 1/4% Senior Notes due 2017 (CUSIP No. 87612BAD4) (the “Old Notes”) for 6 7/8% Senior Notes due 2021 (the “New Notes”) to be issued by the Issuers and cash, and a solicitation of consents (the “Consent Solicitation”). The New Notes are expected to be fungible with the $325 million in aggregate principal amount of 6 7/8% Senior Notes due 2021 that the Issuers expect to issue on February 2, 2011 (the “Original 2021 Notes”). The New Notes will bear interest at a rate of 6 7/8% per year from February 2, 2011 to, but excluding, February 1, 2021, when they will mature. The Issuers will pay interest on the New Notes on February 1 and August 1 of each year, beginning on August 1, 2011. The New Notes will be unsecured and will rank equally in right of payment with all of the Issuers’ other unsecured and unsubordinated indebtedness.
The Exchange Offer and Consent Solicitation are being conducted upon the terms and subject to the conditions set forth in a confidential exchange offering memorandum and consent solicitation statement (the “Exchange Offering Memorandum”) dated January 19, 2011, and the related letter of transmittal and consent (the “Letter of Transmittal and Consent”). The Exchange Offer and Consent Solicitation are only being made, and copies of the offering documents will only be made available, (1) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in a private transaction in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and (2) outside the United States, to persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in offshore transactions in compliance with Regulation S under the Securities Act (each, an “Eligible Holder”).
The following table summarizes the material pricing terms for the Exchange Offer and Consent Solicitation for each $1,000 principal amount of Old Notes tendered in the Exchange Offer:

Title of		Aggregate
Series /	Maturity	Principal Amount	Exchange		Total Exchange
CUSIP Number	Date	Outstanding	Price(1)	Consent Payment(1)	Price(1)(2)

11 1/4% Senior Notes due 2017 / 87612BAD4	02/15/2017	$231,280,000	$1,000 principal amount of New Notes and a cash amount of $145.00	Cash amount of $30.00	$1,000 principal amount of New Notes and a cash amount of $175.00

(1)	Per $1,000 principal amount of Old Notes and excluding accrued and unpaid interest, which will be paid in addition to the Total Exchange Price, as applicable.

(2)	Includes the Consent Payment.
Eligible Holders of Existing Notes who validly tender their Old Notes and deliver Consents (as defined below) at or prior to 5:00 p.m., New York City time, on February 1, 2011, subject to any extension by the Issuers (the “Consent Date”), will receive $1,000 principal amount of New Notes and a cash payment in the amount of $175.00 per $1,000 principal amount of Old Notes tendered. Eligible Holders who tender after the Consent Date but at or prior to Midnight, New York City time, on February 15, 2011, subject to any extension by the Issuers (the “Expiration Date”), will be eligible to receive only the exchange price set out in the table above.
The Exchange Offer and Consent Solicitation are subject to certain conditions, including the issuance of the Original 2021 Notes and receipt of consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to the indenture under which the Old Notes were issued (the “Old Notes Indenture”) from holders of at least a majority of the outstanding principal amount of the Old Notes. The Proposed Amendments would eliminate substantially all of the restrictive covenants and certain events of default contained in the Old Notes Indenture.
Tenders of Old Notes in the Exchange Offer and Consents delivered in the Consent Solicitation may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on February 1, 2011, provided that the Issuers may extend the Consent Date without extending the deadline by which Old Notes tendered and Consents delivered may be validly withdrawn (the “Withdrawal Date”). Old Notes tendered or Consents delivered after the Withdrawal Date may not be withdrawn, except where additional withdrawal rights are required by law.
The complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Exchange Offering Memorandum and related Letter of Transmittal and Consent, which will only be distributed to Eligible Holders who complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of Old Notes who desire a copy of the letter of eligibility may contact D.F. King & Co., Inc., the information agent and exchange agent for the Exchange Offer and Consent Solicitation, at (800) 859-8508 (toll free) or (212) 269-5550 (banks and brokers).
The New Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, the New Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New Notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of the New Notes, Original 2021 Notes or Old Notes, except as required by law. This announcement must be read in conjunction with the Exchange Offering Memorandum and the related Letter of Transmittal and Consent.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:
713-584-1133
Anthony Riley
Director — Finance / Investor Relations
Matthew Meloy
Senior Vice President, Chief Financial Officer and Treasurer